Exhibit 10.1

Annual Non-Employee Director Compensation Program

Compensation is made to each member of the Board of Directors (the “Board”) of Allegro MicroSystems, Inc. (the “Company”) who is not an employee of the Company or Sanken Electric Co., Ltd. or their respective subsidiaries (each, an “Eligible Director”).

1.
Annual Cash Compensation to Eligible Directors

Annual Cash Retainer (Other than Board Chair)	$70,000
Annual Cash Retainer (Board Chair)	$140,000
Additional Cash Retainer for Chair of Audit Committee	$25,000
Additional Cash Retainer for Chair of Compensation Committee	$20,000
Additional Cash Retainer for Chair of Nominating and Governance Committee	$12,500
Additional Cash Retainer for member of Audit Committee	$10,000
Additional Cash Retainer for member of Compensation Committee	$10,000
Additional Cash Retainer for member of Nominating and Governance Committee	$5,000

Annual cash retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears. In the event an Eligible Director joins the Board in the middle of a calendar quarter or does not serve as a director, or in the applicable positions described above for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

2.
Equity Compensation to Eligible Directors1

Each Eligible Director serving on the Board as of the date of the Company’s Annual Meeting of Shareholders (“Annual Meeting”) will be granted an award of fully vested, unrestricted shares of the Company’s common stock with a value of $205,000. The number of shares subject to the award will be determined by dividing the value by the trailing 30-calendar day average closing price for the Company’s common stock through and including the date prior to the applicable grant date.

General Equity Award Provisions

Eligible Directors elected or appointed to serve on the Board or who become an Eligible Director on a date other than the Annual Meeting will be granted a prorated award in the first year of service or eligibility on the Board.

The awards described above shall be granted under and shall be subject to the terms and provisions of the Company’s 2020 Omnibus Incentive Compensation Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and, if applicable, may be granted subject to the execution and delivery of award agreements that contain the terms for applicable awards. All applicable terms of the Equity Plan apply to this Program (including any compensation limits in effect from time to time), and all grants of equity awards under this Program are subject in all respects to the terms of the Equity Plan and any applicable award agreement.

3.
Nonqualified Deferred Compensation Plan

Eligible Directors who are residents of the United States may defer receipt of their annual cash retainer fees and their annual equity grant. All deferred amounts are converted into phantom stock units of Company common stock and credited to a director’s account, with the number of units calculated by dividing the deferred fees by the stock's fair market value on the deferral date. All deferrals are pursuant to the Allegro MicroSystems, Inc. Nonqualified Deferred Compensation Plan for U.S. Non-Employee Directors, which will be effective for compensation earned in calendar year 2026 and all subsequent calendar years.

4.
Expenses

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings and participating in director

1 Effective at the 2026 Annual Meeting, Eligible Directors will receive an annual award of fully vested, unrestricted shares of Company common stock. Any equity compensation provided to Eligible Directors prior to the 2026 Annual Meeting will be in the form of time-based restricted stock units vesting at the next Annual Meeting.

educational programs on matters relevant to the Company and its business.

The Company will reimburse Eligible Directors for reasonable incremental travel, accommodation and other related costs for a spouse or guest to attend designated Board meetings or Board-related events in which spousal or guest attendance was encouraged.

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